Exhibit 99.1

Ignyta Appoints Valerie Harding as

Senior Vice President, Chemistry, Manufacturing, and Controls

September 2, 2015 07:00 AM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a precision oncology biotechnology company, announced today that Valerie Harding, Ph.D., has been appointed to the newly-created role of Senior Vice President, Chemistry, Manufacturing, and Controls.

“We are fortunate to add Val to our executive team at this point in the growth of our company,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “Val’s rich experience in pharmaceutical drug development and formulation, cultivated over more than 25 years at Pfizer, will be indispensable to us as we advance our commercialization plans for entrectinib and continue the development of the rest of our pipeline for the benefit of cancer patients.”

Dr. Harding joins Ignyta from Pfizer, where she spent more than 25 years in positions of increasing responsibility, including Vice President, Product Differentiation, Vice President, Drug Product Design and Vice President, Pharmaceutical Development. Prior to Pfizer, Dr. Harding spent three years as a Scientist and Team leader at Boots and Company, preceded by three years as a Tutor and Researcher at the University of Nottingham School of Pharmacy. Dr. Harding holds a Ph.D. in Pharmaceutical Microbiology from the University of Nottingham and a B.S. in Pharmacy from the University of London.

On September 2, 2015, Dr. Harding will receive an inducement stock option award under Ignyta’s 2015 Employment Inducement Equity Incentive Award Plan, which was adopted July 17, 2015 and provides for the granting of equity awards to new employees of Ignyta. The inducement award consists of an option to purchase an aggregate of 200,000 shares of Ignyta common stock. The option has a ten-year term and an exercise price equal to the closing price per share of Ignyta’s common stock on the Nasdaq Capital Market on the date of grant. The option vests over a four-year period, with 25% of the option vesting on the first anniversary of the date of hire and the remainder vesting in equal monthly installments over the three years thereafter. The award was approved by the compensation committee of Ignyta’s board of directors and was granted as an inducement material to Dr. Harding entering into employment with Ignyta in accordance with Nasdaq Marketplace Rule 5635(c)(4).

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a precision oncology biotechnology company pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. The company’s goal with this Rx/Dx approach is to discover, develop and commercialize new drugs that target activated cancer genes and pathways for the customized treatment of cancer, as well as novel chemotherapeutics that can potentially provide additional benefit to cancer patients. It aims to achieve this goal by pairing its product candidates with biomarker-based companion diagnostics that are designed to identify, at the molecular level, the patients who are most likely to benefit from the precisely targeted drugs the company develops. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the potential for Ignyta to provide new treatment options for patients with its proprietary oncology drug development programs. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the potential for results of current or future clinical trials of entrectinib or other product candidates to differ from preliminary or expected results; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for the company to fail to maintain the CLIA registration of its diagnostic laboratory or to fail to achieve full CLIA accreditation of such laboratory; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not be maintained or may not effectively protect a product from competition; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

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